LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "Agreement") is made as of September 6, 2000, by and between FFCA FUNDING CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and SHONEY'S PROPERTIES GROUP 1, LLC, a Delaware limited liability company ("Debtor"), whose address is 1727 Elm Hill Pike, Nashville, Tennessee 37210.

                         PRELIMINARY STATEMENT:

     Unless otherwise expressly defined herein, all capitalized terms used in this Agreement shall have the meanings set forth in Section 1. Debtor has requested from FFCA, and applied for, the Loans to provide long-term financing for the Premises, and for no other purpose whatsoever. Each Loan will be evidenced by a Note and secured by a first priority security interest in the corresponding Premises pursuant to a Mortgage. FFCA has committed to make the Loans pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                              AGREEMENT:

     In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

     1. DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

             "ACTION" has the meaning set forth in Section 10.A(4).

             "AFFILIATE" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

             "AMENDED AND RESTATED NOTES" means the amended and restated notes to be executed by Debtor upon FFCA's exercise of the Conversion Option as contemplated by the Notes, as applicable, in the form attached to this Agreement as Exhibit B. The Amended and Restated Notes shall, to the extent applicable, amend and restate the Notes in their entirety and shall be executed by Debtor as of the Conversion Date.

             "BUSINESS DAY" means any day on which national banks are not required or authorized to remain closed.


             "CAPITAL LEASE" has the meaning set forth in Section 7.B.

             "CLOSING" has the meaning set forth in Section 4.

             "CLOSING DATE" has the meaning set forth in Section 4.

             "CODE" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

             "COLLATERAL ASSIGNMENT OF LICENSE AGREEMENT" means the collateral assignment of license agreement dated as of the date of this Agreement to be executed by Debtor in favor of FFCA pursuant to which Debtor will collaterally assign the License Agreement to FFCA as security for the Loans, as the same may be amended from time to time.

             "COMMITMENT" means that certain Commitment Letter dated June 29, 2000 between FFCA and Lessee, and any amendments or supplements thereto.

             "CONVERSION" has the meaning set forth in the Notes.

             "CONVERSION DATE" has the meaning set forth in the Notes.

             "CONVERSION OPTION" has the meaning set forth in Section 2(b).

             "CONVERSION OPTION LEASES" has the meaning set forth in Section
        2(b).

             "COUNSEL" means legal counsel to Debtor and Lessee, licensed in the states in which (i) the Premises are located, (ii) Debtor and/or Lessee are incorporated or formed; provided, however, that legal counsel licensed in states other than Delaware and approved by FFCA may provide opinions with respect to Delaware law, and (iii) Debtor and/or Lessee maintain their chief executive offices, as selected by Debtor and Lessee, as the case may be, and approved by FFCA.

             "DEBT" has the meaning set forth in Section 7.B.

             "DEBTOR ENTITIES" means, collectively, Debtor, Related Debtors and any Affiliate of Debtor or any Related Debtor.

             "DEFAULT RATE"  has the meaning set forth in the Notes.

             "DE MINIMIS AMOUNTS" means, (i) with respect to any presence, Release or Threatened Release of Hazardous Materials, those quantities of Hazardous Materials in any form or combination of forms, which do not constitute a violation requiring regulation or remediation under any Environmental Laws in the state in which the affected Premises is located, and (ii) with respect to the use or storage of Hazardous Materials in or upon the Premises, those quantities of Hazardous Materials customarily employed in the ordinary course of, or associated with the operation of a Permitted Concept and used or stored in compliance with Environmental Laws.


                                      2

             "DEPRECIATION AND AMORTIZATION" has the meaning set forth in
        Section 7.B.

             "DISCLOSURES" has the meaning set forth in Section 14.P.

             "ENVIRONMENTAL CONDITION" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any of the Premises, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Debtor, Lessee or FFCA by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Debtor's or Lessee's business at the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any Person on or off the Premises.

             "ENVIRONMENTAL INDEMNITY AGREEMENT" or "ENVIRONMENTAL INDEMNITY AGREEMENTS" means, as the context may require, the environmental indemnity agreement dated as of the date of this Agreement to be executed by Debtor for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to a Premises or the environmental indemnity agreements dated as of the date of this Agreement to be executed by Debtor for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to all of the Premises, as the same may be amended from time to time. An Environmental Indemnity Agreement will be executed for each Premises.

             "ENVIRONMENTAL INSURER" means American International Specialty Lines Insurance Company or such other environmental insurance company as FFCA may select.

             "ENVIRONMENTAL LAWS" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Materials and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any


                                      3

        present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of any of the Premises to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials in, on, under or above the Premises.

             "ENVIRONMENTAL POLICIES" means environmental insurance policies issued by Environmental Insurer to FFCA with respect to the Premises, which Environmental Policies shall be in form and substance satisfactory to FFCA in its sole discretion.

             "EQUIPMENT PAYMENT AMOUNT" has the meaning set forth in Section
        7.B.

             "EVENT OF DEFAULT" has the meaning set forth in Section 10.

             "FCCR AMOUNT" has the meaning set forth in Section 10.A (6).

             "FEE" means an underwriting, site assessment, valuation, processing and commitment fee equal to 1% of the sum of the Loan Amounts for all of the Premises, which Fee shall be payable as set forth in Section 3.

             "FFCA PAYMENTS" has the meaning set forth in Section 7.B.

             "FFCA ENTITIES" means, collectively, FFCA, Franchise Finance and any Affiliate of FFCA or Franchise Finance.

             "FIXED CHARGE COVERAGE RATIO" has the meaning set forth in
        Section 7.B.

             "FRANCHISE FINANCE" means Franchise Finance Corporation of America, a Delaware corporation, and its successors.

             "GAAP" means generally accepted accounting principles in the United States, at the time at which the information affected by these principles was prepared, consistently applied.

             "GOVERNMENTAL AUTHORITY" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the states where the Premises are located or any political subdivision thereof.


                                     4

             "GROSS SALES" has the meaning set forth in Section 7.B.

             "HAZARDOUS MATERIALS" means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product;
        (c) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," "regulated substances" or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

             "INDEMNIFIED PARTIES" has the meaning set forth in Section 12.

             "INTEREST EXPENSE" has the meaning set forth in Section 7.B.

             "LEASE" means the master lease dated as of the date of this Agreement between Debtor, as lessor, and Lessee, as lessee, with respect to all of the Premises, as the same may be amended from time to time.

             "LESSEE" means Shoney's, Inc., a Tennessee corporation, and its permitted successors and assigns.

             "LICENSE AGREEMENT" means the license agreement dated as of the date of this Agreement between Debtor and Lessee pursuant to which Lessee will grant Debtor a license to use the trade name and trademarks of Lessee and to operate the Premises as Shoney's restaurants upon the terms and conditions set forth therein, as the same may be amended from time to time.

             "LOAN" or "LOANS" means, as the context may require, the loan for each Premises, or the loans for all of the Premises, described in Section 2.

             "LOAN AMOUNT" or "LOAN AMOUNTS" means, as the context may require, the aggregate amount set forth in Section 2 or, with respect to each Premises, the individual amount set forth in Exhibit A.

             "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Mortgages, the Environmental Indemnity Agreements, the UCC-1 Financing Statements, the Collateral Assignment of License Agreement and all other documents, instruments


                                     5

        and agreements executed in connection therewith, all as amended and supplemented and any and all replacements or substitutions thereof.

             "LOAN POOL" means:

             (i) in the context of a Securitization, any pool or group of loans that are a part of such Securitization;

             (ii) in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and

             (iii) in the context of a Participation, all loans as to which participating interests are granted to the same participant.

             "LOST NOTE" has the meaning set forth in Section 7.C.

             "MATERIAL ADVERSE EFFECT" means any material adverse effect on
        (i) any Premises, including, without limitation, the operation of any of the Premises as a Permitted Concept and/or the value of any of the Premises or (ii) Debtor's ability to perform its obligations under this Agreement, the Notes and the other Loan Documents.

             "MEMORANDA" has the meaning set forth in Section 9.L.

             "MODIFIED FCCR AMOUNT" has the meaning set forth in Section
        10.A(6).

             "MORTGAGE" or "MORTGAGES" means, as the context may require, the deed of trust, deed to secure debt or mortgage dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to a Premises or the deeds of trust, deeds to secure debt or mortgages dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to all of the Premises, as the same may be amended from time to time. A Mortgage will be executed for each Premises.

             "NET INCOME" has the meaning set forth in Section 7.B.

             "NOTE" or "NOTES" means, as the context may require, the promissory note dated as of the date of this Agreement to be executed by Debtor in favor of FFCA evidencing a Loan with respect to a Premises or the promissory notes dated as of the date of this Agreement to be executed by Debtor in favor of FFCA evidencing the Loans with respect to all of the Premises, as such Note may be amended and restated by the Amended and Restated Note, as applicable, and as such Note may be otherwise amended from time to time, as the same may be amended, restated and/or substituted from time to time, including, without limitation, as a result of the payment of the FCCR Amount or the Modified FCCR Amount pursuant to Section 10. A Note will be executed for each Premises in the Loan Amount corresponding to such Premises. All references in the Loan Documents to the Note which are applicable to the period of time from and after the


                                    6

        execution and delivery of the Amended and Restated Note, to the extent applicable, shall mean the Amended and Restated Note.

             "OPERATING LEASE EXPENSE" has the meaning set forth in Section
        7.B.

             "OTHER AGREEMENTS" means, collectively, all agreements and instruments between, among or by (1) any of the Debtor Entities, and, or for the benefit of, (2) any of the FFCA Entities, including, without limitation, the Related Loan Documents and the Shoney's Loan Documents; provided, however, the term "Other Agreements" shall not include the agreements and instruments defined as the Loan Documents.

             "OTHER PREMISES" has the meaning set forth in Section 7.B.

             "PARTICIPATION" means one or more grants by FFCA or any of the other FFCA Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities or any or all servicing rights with respect thereto.

             "PERMITTED CONCEPT" means a Shoney's restaurant; provided, however, up to two (2) of all of the Premises may be operated as another nationally or regionally recognized restaurant concept.

             "PERMITTED EXCEPTIONS" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to FFCA and approved by FFCA in its sole discretion in connection with the closing of the Loans, and those certain matters set forth on the ALTA surveys of the Premises obtained pursuant to Section 9.D which the Title Company has insured over and approved by FFCA in its sole discretion, in connection with the closing of the Loans.

             "PERSON" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

             "PERSONAL PROPERTY" means, to the extent applicable, all machinery, appliances, furniture, equipment, trade fixtures, and other personal property now or hereafter located on or at the Premises or, to the extent applicable, the Substitute Premises which is owned by Debtor.

             "PREMISES" means, collectively, the parcel or parcels of real estate described by addresses and FFCA File Numbers on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate), and all Personal Property. As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.


                                      7

             "QUESTIONNAIRES" means the environmental questionnaires completed by Debtor or Lessee with respect to the Premises and submitted to Environmental Insurer in connection with the issuance of the Environmental Policies.

             "RELATED DEBTORS" means, collectively, Shoney's Properties Group 2, LLC, a Delaware limited liability company, Shoney's Properties Group 3, LLC, a Delaware limited liability company, Shoney's Properties Group 4, LLC, a Delaware limited liability company, Shoney's Properties Group 5, LLC, a Delaware limited liability company and Shoney's Properties Group 6, LLC, a Delaware limited liability company.

             "RELATED LEASES" has the meaning set forth in the Lease.

             "RELATED LOAN AGREEMENTS" means, collectively, those certain loan agreements dated as of the date of this Agreement between any of the FFCA Entities and any of the Related Debtors, as the same may be amended from time to time.

             "RELATED LOAN DOCUMENTS" means, collectively, the Related Loan Agreements, the Related Notes and all other agreements and instruments between, among or by any of the Related Debtors and, or for the benefit of, any of the FFCA Entities and executed pursuant to any of the Related Loan Agreements, as the same may be amended from time to time.

             "RELATED NOTES" means, collectively, the promissory notes dated as of the date of this Agreement executed by any of the Related Debtors and payable to any of the FFCA Entities pursuant to any of the Related Loan Agreements and any amendments, extensions or modifications thereof.

             "RELEASE" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, leaching or other movement of Hazardous Materials in, on, under, to or from the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any of the Premises, except in De Minimis Amounts.

             "REMEDIATION" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

             "SECURITIZATION" means one or more sales, dispositions, transfers or assignments by FFCA or any of the other FFCA Entities to a special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities (and, to the extent applicable, the subsequent sale, transfer or assignment


                                    8

        of such notes to another special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust.

             "SELECTED PREMISES" has the meaning set forth in Section 10.A
        (6).

             "SHONEY'S LOAN AGREEMENT" means that certain loan agreement dated as of the date of this Agreement between FFCA FUNDING CORPORATION, a Delaware corporation, and Lessee, as the same may be amended from time to time.

             "SHONEY'S LOAN DOCUMENTS" means, collectively, the Shoney's Loan Agreement, the Shoney's Notes and all other agreements and instruments between or by Lessee and, or for the benefit of, FFCA FUNDING CORPORATION, a Delaware corporation, and executed pursuant to the Shoney's Loan Agreement, as the same may be amended from time to time.

             "SHONEY'S NOTES" means, collectively, the promissory notes dated as of the date of this Agreement executed by Lessee and payable to FFCA FUNDING CORPORATION, a Delaware corporation, pursuant to the Shoney's Loan Agreement and any amendments, extensions or modifications thereof.

             "SUBJECT PREMISES" has the meaning set forth in Section 10.A(6).

             "SUBSTITUTE DOCUMENTS" has the meaning set forth in Section 13.

             "SUBSTITUTE PREMISES" means one or more parcels of real estate substituted for a Premises in accordance with the requirements of
        Section 13, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements located thereon (whether or not affixed to such real estate), and all Personal Property. For purposes of clarity, where two or more parcels of real property comprise a Substitute Premises, such parcels shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

             "SUBSTITUTE PREMISES PERMITTED EXCEPTIONS" has the meaning set forth in Section 13.

             "THREATENED RELEASE" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.


                                     9

             "TITLE COMPANY" means the title insurance company described in
        Section 4.

             "TRANSFER" means one or more sales, transfers or assignments by FFCA or any of the other FFCA Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities or any or all servicing rights with respect thereto.

             "UCC-1 FINANCING STATEMENTS" means such UCC-1 Financing Statements as FFCA shall require to be executed and delivered by Debtor and/or Lessee with respect to the transactions contemplated by this Agreement.

     2. TRANSACTION. (a) On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Loans. The Loans will be evidenced by the Notes and secured by the Mortgages. Debtor shall repay the outstanding principal amount of the Loans together with interest thereon in the manner and in accordance with the terms and conditions of the Notes and the other Loan Documents. The aggregate Loan Amount shall be $7,455,000.00, allocated among the Premises as set forth on the attached Exhibit A. The Loans shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement. The Premises shall be leased to the Lessee pursuant to the Lease and, at Closing, Debtor shall collaterally assign the Lease to FFCA pursuant to the Mortgages. FFCA will provide reasonable cooperation in connection with any request by Debtor or Lessee for information related to the preparation of necessary or appropriate tax records and reports for the Premises.

        (b) FFCA shall have the option as set forth in the Notes to convert the interest rate under the Notes from a variable rate of interest to a fixed rate of interest (the "Conversion Option"). If FFCA exercises the Conversion Option, the Notes shall be amended and restated in accordance with the terms and conditions set forth in the Notes pursuant to the Amended and Restated Notes. Simultaneously with the execution and delivery of the Amended and Restated Notes, Debtor shall also execute such amendments and/or confirmations to the Mortgages as FFCA may reasonably require to evidence the continued first priority of such Mortgages. In addition, on or prior to the Conversion Date, Debtor shall:

                (i) cause Counsel to deliver such opinions as FFCA may reasonably require with respect to the Amended and Restated Notes and the other documents FFCA requires Debtor to execute as a result of the Conversion, the substance of which opinions shall be substantially the same as those in the opinions delivered at the Closing,

                (ii) cause Title Company to issue an endorsement to each of the loan policies of title insurance issued to FFCA in connection with the Closing with respect to the Mortgages bringing current the effective date of such policies through the Conversion Date without adding any exceptions to such policies other than for then current taxes not yet due and payable,


                                     10


                (iii) take such other actions and execute such additional documents as FFCA may reasonably require to evidence the Conversion, and

                (iv) at the election of FFCA, Debtor shall merge (the "Merger") with those Related Debtors who executed Related Notes for which FFCA shall have exercised a "Conversion Option" (as defined in the Related Notes), with the surviving entity of such merger being such of the merged entities as Debtor shall select and FFCA shall approve (the "Surviving Entity"). Such Merger shall be completed in accordance with applicable Delaware law and Debtor's [Amended and Restated] Operating Agreement and shall not result in or constitute a breach of any covenant set forth in such [Amended and Restated] Operating Agreement. The documents evidencing the Merger shall be subject to FFCA's consent, which consent shall not be unreasonably withheld. Debtor shall provide FFCA with such opinions of Counsel as FFCA may reasonably requiring evidencing that Surviving Entity has succeeded to all of the obligations of Debtor and Related Debtors under the Loan Documents and the Related Loan Documents and is bound by the terms and conditions of Debtor's [Amended and Restated] Operating Agreement. Simultaneously with the completion of the Merger, Surviving Entity shall execute, and cause Lessee to execute, an amended and restated master lease pursuant to which the Lease and such of the Related Leases corresponding to Notes and Related Notes for which FFCA shall have exercised a "Conversion Option" (collectively, the "Conversion Option Leases") shall be amended and restated (the "Amended and Restated Master Lease"). The Amended and Restated Master Lease shall be substantially in the form of the Lease, except that the "Base Annual Rental" payable under the Amended and Restated Master Lease shall equal the sum of the Base Annual Rental payable under the Lease and the "Base Annual Rental" payable under the other Conversion Option Leases. Debtor and Surviving Entity shall take such additional actions and execute such additional documents, and cause Lessee to take such additional actions and execute such additional documents, as FFCA may reasonably require with respect to the Merger and the execution and delivery of the Amended and Restated Master Lease.

Debtor shall be solely responsible for the payment of all costs and expenses incurred by FFCA and Debtor as a result of the Conversion, including, without limitation, Debtor's attorney's fees and expenses, FFCA's reasonable attorney's fees and expenses, title insurance charges, recording fees and documentary stamps charges.

     3. UNDERWRITING, SITE ASSESSMENT, VALUATION, PROCESSING AND COMMITMENT FEE. Debtor paid FFCA and received a credit by FFCA pursuant to the Commitment for a portion of the Fee pursuant to the Commitment, and such portion was deemed nonrefundable and fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The Fee constitutes FFCA's underwriting, site assessment, valuation, processing and commitment fee. In the event the transaction set forth in


                                    11

this Agreement fails to close due to a breach or default by Debtor under this Agreement, FFCA shall retain the portion of the Fee received by FFCA (without affecting or limiting FFCA's remedies set forth in this Agreement).

     4. CLOSING. (a) Each Loan shall be closed (the "Closing") within 30 days following the satisfaction of all of the terms and conditions contained in this Agreement, but in no event shall the date of the Closing be extended beyond September 30, 2000, unless such extension shall be approved by FFCA in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

     (b) FFCA has ordered a title insurance commitment for each Premises from Lawyers Title Insurance Corporation ("Title Company"). Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. All costs of such transaction shall be borne by Debtor, including, without limitation, the cost of title insurance and all endorsements required by FFCA, survey charges, UCC and litigation search charges, the attorneys' fees of Debtor, reasonable attorneys' fees and expenses of FFCA, the cost of the Environmental Policies to be delivered pursuant to Section 9.E, FFCA's reasonable in-house site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees and site inspection fees for the Premises. All real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policies described in Section 9.C, shall be paid by Debtor at or prior to the Closing. The Closing documents shall be dated as of the Closing Date.

     Debtor and FFCA hereby employ Title Company to act as escrow agent in connection with the transaction described in this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from FFCA and Debtor to do so. Debtor and FFCA will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and reasonable attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive


                                    12

evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Debtor and FFCA. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

     5. REPRESENTATIONS AND WARRANTIES OF FFCA. The representations and warranties of FFCA contained in this Section are being made by FFCA as of the date of this Agreement and as of the Closing Date to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

             A. ORGANIZATION OF FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

             B. AUTHORITY OF FFCA. The Person who has executed this Agreement on behalf of FFCA is duly authorized so to do.

             C. ENFORCEABILITY. Upon execution by FFCA, this Agreement shall constitute the legal, valid and binding obligation of FFCA, enforceable against FFCA in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

             All representations and warranties of FFCA made in this Agreement shall survive the Closing.

     6. REPRESENTATIONS AND WARRANTIES OF DEBTOR. The representations and warranties of Debtor contained in this Section are being made by Debtor as of the date of this Agreement and will be reaffirmed as of the Closing Date to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:


                                    13

             A. INFORMATION AND FINANCIAL STATEMENTS. Debtor is an Affiliate of Lessee and Debtor has caused Lessee to deliver to FFCA copies of the following financial statements:

                     (1) Lessee's Form 10-Q for the quarters ended February 20, 2000 and May 14, 2000 as filed with the United States Securities and Exchange Commission ("SEC");

                     (2) Lessee's Form 10-K for the years ended October 26, 1997, October 25, 1998 and October 31, 1999, as filed with the SEC;

                     (3) Lessee's unaudited consolidated profit and loss statements and balance sheets for the 28 week period ended May 14, 2000; and

                     (4) Lessee's unaudited profit and loss statements for each of the Premises for (i) the 52 week period ended October 25, 1998 and the 53 week period ended October 31, 1999; (ii) the 20 week periods ended March 14, 1999 and March 19, 2000; and (iii) the 28 week periods ended May 9, 1999 and May 14, 2000 (collectively, the "Financial Statements").

             The Financial Statements are true, correct and complete in all material respects as of their respective dates; and no material adverse change has occurred with respect to any such Financial Statements provided to FFCA since the date such Financial Statements were prepared or delivered to FFCA. Debtor understands that FFCA is relying upon such Financial Statements and Debtor represents that such reliance is reasonable. All such Financial Statements specified in paragraphs (1) and (2), above, were prepared in accordance with GAAP and all such Financial Statements accurately reflect, as of their respective dates, the financial condition of each individual or entity to which they pertain.

             B. ORGANIZATION AND AUTHORITY. (1) Debtor is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation, and qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where any of the Premises are located. All necessary corporate or limited liability company action has been taken to authorize the execution, delivery and performance of this Agreement, the other Loan Documents and the Lease.

             (2) The Person(s) who have executed this Agreement on behalf of Debtor are duly authorized so to do.

             C. ENFORCEABILITY OF DOCUMENTS. Upon execution by Debtor, this Agreement, the other Loan Documents, the Lease and the License Agreement shall constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms, subject to general equitable principles and to applicable


                                     14

        bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

             D. LITIGATION. There are no suits, actions, proceedings or investigations pending or to the best of Debtor's knowledge threatened against or involving Debtor or the Premises before any arbitrator or, Governmental Authority which might reasonably be expected to result in any Material Adverse Effect.

             E. ABSENCE OF BREACHES OR DEFAULTS. No default on the part of Debtor exists under any document, instrument or agreement to which Debtor is a party or by which Debtor or the Premises is subject or bound, which could reasonably be expected to result in any Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement, the other Loan Documents, the Lease and the License Agreement will not result, in any breach or default under any other document, instrument or agreement to which Debtor is a party or by which Debtor or any of the Premises is subject or bound. The authorization, execution, delivery and performance of this Agreement, the other Loan Documents, the Lease and the License Agreement will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order which could reasonably be expected to result in any Material Adverse Effect.

             F. UTILITIES. The Premises are served by public utilities deemed adequate by Debtor to permit full utilization of the Premises as a Permitted Concept and all utility connection fees and use charges that are due and payable have been paid in full.

             G. INTENDED USE AND ZONING; COMPLIANCE WITH LAWS. Debtor intends to use each of the Premises solely for the operation of a Permitted Concept, in accordance with the standards of operations in effect on a system - wide basis for such Permitted Concept, and related ingress, egress and parking, and for no other purposes. Each of the Premises is in compliance with all applicable zoning requirements and the use of each of the Premises as a Permitted Concept does not constitute a nonconforming use under applicable zoning requirements, except for such non-compliance as would not reasonably be expected to result in any Material Adverse Effect. The Premises comply with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990 and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Debtor, except for such non-compliance as would not reasonably be expected to result in any Material Adverse Effect.

             H. AREA DEVELOPMENT; WETLANDS. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of Debtor's knowledge, are contemplated as of the Closing. Debtor has not received written notice that the areas where the Premises are located have been declared blighted by any


                                    15

        Governmental Authority or that the real property bordering any of the Premises are designated by any Governmental Authority as wetlands.

             I. LICENSES AND PERMITS; ACCESS. All required licenses and permits, both governmental and private, to use and operate each of the Premises as a Permitted Concept have been obtained, except for such licenses or permits, the absence of which would not be reasonably expected to have any Material Adverse Effect. Each of the Premises has access, either directly or by a perpetual easement, to public roads and ways, and, to the best of Debtor's knowledge, all such public roads and ways have been completed and dedicated to public use.

             J. CONDITION OF PREMISES AND PERSONAL PROPERTY. The Premises, and the Personal Property are of good workmanship and materials, fully equipped and operational, in good condition and repair and, to the best of Debtor's knowledge, free from structural defects.

             K. ENVIRONMENTAL. Except as set forth in the Questionnaires, other than in De Minimis Amounts or in compliance with all applicable Environmental Laws, no Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on any of the Premises by Debtor or its Affiliates or, to the best of Debtor's knowledge, by any prior owner of any of the Premises which might reasonably be expected to result in any Material Adverse Effect. Except as set forth in the Questionnaires, other than in De Minimis Amounts, no Release or Threatened Release has occurred at or on any of the Premises while in the possession and control of the Debtor and its Affiliates or, to the best of Debtor's knowledge, while in the possession and control of any prior owner of any of the Premises which might reasonably be expected to result in any Material Adverse Effect. Except as set forth in the Questionnaires, the activities, operations and business undertaken on, at or about each of the Premises by Debtor and its Affiliates, including, without limitation, any past or ongoing alterations or improvements at each of the Premises, are and have been at all times in compliance with all Environmental Laws, except such non-compliance which would not reasonably be expected to result in any Material Adverse Effect. Except as set forth in the Questionnaires, no further action is required to remedy any Environmental Condition or violation of, or to be in compliance in all material respects with, any Environmental Laws and no lien has been imposed on any of the Properties by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials on or off any of the Premises. There is no pending or, to the best of Debtor's knowledge, threatened litigation or proceeding before any Governmental Authority in which any Person alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at any of the Premises of any Hazardous Materials, or of any facts which would give rise to any such action, nor has Debtor (a) received any notice (and Debtor has no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or intends to require an investigation to determine that there has been a


                                    16

        violation of any Environmental Laws at, on or in connection with any of the Premises or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials on or at any of the Premises, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials at or on any of the Premises; (b) received any notice under the citizen suit provision of any Environmental Law in connection with any of the Premises or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials relating to any of the Premises or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

             FFCA has charged Debtor a fee for the Environmental Policies. Debtor acknowledges that the Environmental Policies are for the sole protection of FFCA and will not protect Debtor or provide Debtor with any coverage thereunder.

             The information and disclosures in the Questionnaires are true, correct and complete in all material respects, FFCA may rely on such information and disclosures, and the Persons executing the Questionnaires were duly authorized to do so.

             L. TITLE TO PREMISES AND PERSONAL PROPERTY; FIRST PRIORITY LIEN. Fee title to each of the Premises is vested in Debtor, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions and the terms and conditions of any recorded instrument that creates any non-fee simple easement or estate which are part of the description of the Premises that is insured under Schedule A of the title insurance policies to be issued by the Title Company to FFCA and approved by FFCA in its sole discretion in connection with the closing of the Loan. Lessee is the owner of all or substantially all of the machinery, appliances, furniture, equipment, trade fixtures, and other personal property currently located on or at the Premises except for the personal property described on Exhibit C to this Agreement (the "Lessee Personal Property"), free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever. Upon Closing, FFCA shall have a first priority lien upon and security interest in each of the Premises pursuant to the Mortgages and the UCC-1 Financing Statements and the Personal Property.

             M. NO OTHER AGREEMENTS AND OPTIONS. Neither Debtor nor any of the Premises are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Loans or exercising any of its rights or remedies under the Loan Documents or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents.


                                    17

             N. NO MECHANICS' LIENS. There are no outstanding mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Premises; no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will not have been fully paid for on or before the date such payment becomes delinquent; Debtor shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Premises prior to the Closing Date; and Debtor shall and does hereby agree to defend, indemnify and forever hold FFCA and FFCA's designees harmless for, from and against any and all such mechanics' lien claims, or other commitments relating to the Premises.

             O. NO RELIANCE. Debtor acknowledges that FFCA did not prepare or assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by FFCA in determining the Loan Amounts, and such analysis will not be made available to Debtor.

             P. NONCONSOLIDATION. (1) Debtor maintains correct and complete books and records of account separate from all other Persons. Where necessary or appropriate, Debtor has disclosed the nature of the transaction contemplated by the Loan Documents and Debtor's independent status to its creditors. The Premises represent all of the assets owned or leased by Debtor as of the date hereof, and Debtor has not commingled its assets and its liabilities with those of any other Person.

             (2) Debtor maintains its own checking account or accounts with commercial banking institutions separate from other Persons.

             (3) To the extent that Debtor shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees have been fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of the salary and benefit costs associated with all such common employees.

             (4) To the extent that Debtor jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing are, and at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of such costs. To the extent that Debtor contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing are fairly and nonarbitrarily allocated to or


                                   18

        among such Persons for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of such costs.

             (5) To the extent that Debtor or other Persons have offices in the same location, there is a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person bears its fair share of such expenses.

             (6) Debtor has not incurred any indebtedness, secured or unsecured, direct or indirect, absolute or contingent, including, without limitation, liability for the debts of any other Person (and Debtor has not held itself out as being liable for the debts of any other Person), other than the Loans and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. Debtor is not a guarantor of any obligations.

             (7) Debtor is not presently a party to a pledge of its assets for the benefit of other Persons. Debtor has not made any loans or advances to any third party (including any Affiliate or constituent party of Debtor).

             (8) Debtor has conducted its affairs strictly in accordance with its organizational documents including Debtor's managing member's organizational documents and has observed all necessary, appropriate and customary formalities.

             (9) Debtor does not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person.

             (10) Debtor (i) is solvent, (ii) is able to pay its obligations as they become due and (iii) is not and shall not be engaged in any business or transaction for which its remaining capital is or may be unreasonably small.

             (11) Debtor has no actual intent to hinder, delay or defraud creditors in connection with any of the transactions contemplated herein or intent to incur (or belief that it is incurring) debts beyond its ability to pay the same as they mature.

             (12) Debtor has not, as to itself or as to other Persons, (a) commenced any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Debtor or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Debtor or its debts or other Persons or their debts or (b) sought appointment of a receiver, trustee, custodian or other similar official for Debtor or for all or any substantial part of its or other Person's assets or made a general assignment for the benefit of Debtor's creditors.


                                    19

     All representations and warranties of Debtor made in this Agreement shall be and will remain true and complete in all respects as of the Closing Date as if made and restated in full as of such time and shall survive the Closing.

     7. COVENANTS. Debtor covenants to FFCA from and after the Closing Date as follows:

             A. INSPECTIONS. Debtor, subject to the Lease, shall, at all reasonable times and upon not less than five Business Days' prior written notice (except for emergencies or where notice is not otherwise practicable), (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in possession of Debtor or Lessee, all engineering reports relating to the Premises in the possession of Debtor or Lessee, the files, correspondence and documents relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises (including, without limitation, any of the foregoing information stored in any computer files), (ii) allow such Persons to make such inspections, tests, copies, and verifications as FFCA considers necessary, and (iii) if the Fixed Charge Coverage Ratio requirement set forth in the following Section 7.B has not been maintained, pay expenses reasonably incurred by FFCA from time to time in conducting such inspections, tests, copies and verifications upon demand (such amounts to bear interest at the Default Rate until paid if not paid upon demand).

             B. FIXED CHARGE COVERAGE RATIO. Until such time as all of Debtor's obligations under the Notes and the other Loan Documents are paid, satisfied and discharged in full, Debtor shall cause to be maintained an aggregate Fixed Charge Coverage Ratio with respect to all of the Premises then owned by Debtor of at least 1.25:1, as determined on the last day of each fiscal year of Debtor, the first such fiscal year commencing on October 29, 2000, and ending on October 28, 2001, and, thereafter, each fiscal year commencing on the day after the last Sunday in October of each year and ending on the
        last Sunday in October of the following year.   For purposes of this
        Section, the term "Fixed Charge Coverage Ratio" shall mean with respect to the fifty-two (52) or, when applicable due to Debtor's fiscal year end, fifty-three (53) week period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and the Equipment Payment Amount less a corporate overhead allocation in an amount equal to 4.5% of Gross Sales, to (b) the sum of the FFCA Payments, Operating Lease Expense and the Equipment Payment Amount; provided, however, that, with respect to each of the Premises which are subleased pursuant to
        Section 26.C of the Lease, clause (a) of the ratio for such Premises during the period of time in which the applicable sublease is in effect shall be equal to the sum of the rent payable to Lessee under the applicable sublease plus the royalty payments payable to Lessee by the applicable franchisee.

        For purposes of this Section, the following terms shall be defined as set forth below:


                                    20

             "CAPITAL LEASE" shall mean any lease of any property (whether real, personal or mixed) by Lessee with respect to one or more of the Premises which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Lessee. The term "Capital Lease" shall not include any operating lease.

             "DEBT" shall mean as directly related to all of the Premises and the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, accounted for as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

             "DEPRECIATION AND AMORTIZATION" shall mean with respect to all of the Premises the depreciation and amortization accruing during any period of determination with respect to Debtor as determined in accordance with GAAP.

             "EQUIPMENT PAYMENT AMOUNT" shall mean for any period of determination the sum of all amounts payable during such period of determination under all (i) leases for equipment located at one or more of the Premises and (ii) all loans secured by equipment located at one or more of the Premises.

             "FFCA PAYMENTS" shall mean with respect to the period of determination, the sum of all amounts, whether as principal or interest, payable under the Notes.

             "GROSS SALES" shall mean the sales or other income arising from all business conducted at all of the Premises by Lessee during the period of determination, less sales tax and any amounts attributable to coupons, discounts and complimentary meals, if any.

             "INTEREST EXPENSE" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Lessee allocable to one or more of the Premises and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with GAAP.

             "NET INCOME" shall mean with respect to the period of determination, the aggregate net income or net loss of Lessee allocable to all of the Premises. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to the period of determination, (ii) deductions shall be made for Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the period of determination, and
        (iii) no


                                   21

        deductions shall be made for (x) income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP, or (y) corporate overhead expense allocable to the period of determination.

             "OPERATING LEASE EXPENSE" shall mean the sum of all payments and expenses incurred by Lessee under any operating leases with respect to one or more of the Premises and the business operations thereon during the period of determination, as determined in accordance with GAAP.

Notwithstanding the foregoing, FFCA may elect at any time, upon written notice to Debtor, to amend the aggregate Fixed Charge Coverage Ratio requirement set forth herein so that it applies, in the aggregate, to the Premises and those premises which are the subject of mortgage loans from any of the FFCA Entities to any or all of the Related Debtors and/or Lessee (the "Other Premises"). If such election is made the definitions relating to the Fixed Charge Coverage Ratio shall be deemed to be modified as applicable to provide for the calculation of the aggregate Fixed Charge Coverage Ratio for the Premises and the Other Premises.

             C. LOST NOTE. Debtor shall, if any Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit executed by FFCA stipulating that such Lost Note has been mutilated, destroyed, lost or stolen and of an instrument executed by FFCA in a form reasonably acceptable to Debtor in which FFCA agrees to indemnify, defend and hold Debtor harmless from and against any and all Losses that Debtor may incur by virtue of the mutilation, destruction, loss or theft of such Lost Note, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen days' prior notice to FFCA before making any payments to third parties in connection with a Lost Note.

             D. AFFILIATE TRANSACTIONS. Unless otherwise approved by FFCA, all transactions between Debtor and any of its Affiliates shall be on terms substantially as advantageous to Debtor as those which could be obtained by Debtor in a comparable arm's length transaction with a non-Affiliate of Debtor.

             E. LEASE MODIFICATIONS. The Lease shall not be modified, amended, terminated, canceled or surrendered without FFCA's prior written consent.

             F. NONCONSOLIDATION. (1) Debtor shall at all times maintain correct and complete books and records of account separate from all other Persons. When necessary or appropriate, Debtor shall disclose the nature of the transaction contemplated by the Loan Documents and Debtor's independent status to its creditors. Debtor shall not own or lease any assets other than the Premises, nor engage in any business other than owning and leasing the Premises, including financing the Premises with FFCA. Debtor shall not commingle its assets and its liabilities with those of any other Person.


                                   22

             (2) Debtor shall maintain its own checking account or accounts with commercial banking institutions separate from other Persons.

             (3) To the extent that Debtor shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees, at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of the salary and benefit costs associated with all such common employees.

             (4) To the extent that Debtor jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of such costs. To the extent that Debtor contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person shall bear its fair share of such costs. All transactions between Debtor and other Persons shall be only on an arm's-length basis.

             (5) To the extent that Debtor or other Persons have offices in the same location, there shall be a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person shall bear its fair share of such expenses.

             (6) Debtor shall not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation or assuming liability for the debts of any other Person and Debtor will not hold itself out as being liable for the debts of any other Person), other than the Loans and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. No indebtedness other than the Loans may be secured (subordinate or pari passu) by the Premises or any portion thereof.

             (7) Debtor shall not enter into any contract or agreement with any Affiliate of Debtor, any constituent party of Debtor or any Affiliate of any constituent party of Debtor except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

             (8) Except as contemplated by the Loan Documents, Debtor shall not pledge, grant any security interest in, hypothecate or otherwise encumber its assets for the benefit of any other Persons.

             (9) Debtor shall issue separate unaudited financial statements prepared not less frequently than annually and prepared according to GAAP.


                                    23

             (10) Debtor shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character in light of its contemplated business operations.

             (11) Debtor shall conduct its affairs strictly in accordance with the terms of its managing member's organizational documents and shall observe all necessary, appropriate and customary formalities. The books, records and accounts of Debtor shall at all times be maintained in a manner permitting the assets and liabilities of Debtor to be easily separated and readily ascertained from those of any other Person and Debtor shall file its own tax returns when and where required

             (12) Debtor shall not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person. Debtor shall maintain and utilize separate stationery, invoices and checks.

             (13) Debtor shall not make any loans or advances to any third party (including any Affiliate of Debtor or constituent party of Debtor); provided, however, that Debtor may make distributions as dividends to its members so long as no Event of Default has occurred and is continuing.

             (14) Debtor shall not, as to itself or as to other Persons, (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Debtor or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Debtor or its debts or other Persons or their debts or
        (ii) seek appointment of a receiver, trustee, custodian or other similar official for Debtor or for all or any substantial part of its or other Person's assets or make a general assignment for the benefit of Debtor's creditors. Debtor shall not take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth above. Debtor shall not be unable to, or admit in writing its inability to, pay its debts.

     8. TRANSACTION CHARACTERIZATION. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Notes, the Mortgages and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.


                                   24

     9. CONDITIONS OF CLOSING. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

             A. TITLE. Fee title to each of the Premises shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the liens created by the Mortgages and the UCC-1 Financing Statements. Lessee shall be the owner of all of the Personal Property free and clear of all liens, encumbrances, charges and security interests, except the landlord's lien and security interest in favor of Debtor created pursuant to the Lease. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in each of the Premises.

             B. CONDITION OF PREMISES AND PERSONAL PROPERTY. FFCA shall have inspected and approved the Premises and the Personal Property, the Premises and the Personal Property shall be in good condition and repair, free from structural defects, and of good workmanship and materials, and the Premises shall be fully equipped and operational, and with a suitable layout, physical plant, traffic pattern and location, all as determined by FFCA in its sole discretion.

             C. EVIDENCE OF TITLE. FFCA shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title in the amount of the Loan relating to such Premises, by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing good and marketable fee title in such Premises in Debtor, committing to insure FFCA's first priority lien upon and security interest in such Premises subject only to Permitted Exceptions, and containing such endorsements as FFCA may require. FFCA shall also have received evidence reasonably satisfactory to FFCA that Lessee is the owner of all of the Personal Property free and clear of all liens, encumbrances, charges and security interests, except the landlord's lien and security interest in favor of Debtor created pursuant to the Lease.

             D. SURVEY. FFCA shall have received a current ALTA survey of each of the Premises, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of each of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, or if any Premises is in such a flood plain or special flood hazard area, Debtor shall provide FFCA with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions satisfactory to FFCA.

             E. ENVIRONMENTAL. FFCA shall have received an Environmental Policy with respect to each of the Premises.


                                    25

             F. ZONING. Debtor shall have provided FFCA with evidence satisfactory to FFCA that each of the Premises is properly zoned for use as a Permitted Concept and that such use constitutes a legal, conforming use under applicable zoning requirements.

             G. COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. All obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents or any other agreement between or among FFCA, Debtor, any of the Related Debtors or Lessee pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have any Material Adverse Effect or which would materially and adversely affect FFCA's willingness to consummate the transaction contemplated by this Agreement, as determined by FFCA in its sole and absolute discretion. All of Debtor's representations and warranties made under this Agreement shall be true and correct on and as of the Closing Date as if made and restated on such date and FFCA shall have received a certificate from an officer of Debtor to that effect.

             H. PROOF OF INSURANCE. Debtor shall have delivered to FFCA certificates of insurance and, if requested by FFCA, copies of insurance policies showing that all insurance required by the Loan Documents and the Lease is in full force and effect.

             I. OPINION OF COUNSEL TO DEBTOR AND LESSEE. Debtor and Lessee shall have caused Counsel to prepare and deliver opinions to FFCA in form and substance satisfactory to FFCA and its counsel.

             J. CLOSING OF RELATED LOAN AGREEMENTS AND SHONEY'S LOAN AGREEMENT. All of the transactions described in the Related Loan Agreements and the Shoney's Loan Agreement shall have closed prior to or concurrently with the Closing of the transactions described in this Agreement.

             K. LEASES, LICENSE AGREEMENT AND MEMORANDA. Debtor and Lessee shall have executed and delivered the Lease and the License Agreement. Debtor and Lessee shall have executed and delivered memoranda of the Lease in recordable form for each of the states in which the Premises are located (collectively, the "Memoranda").

             L. CLOSING DOCUMENTS. At or prior to the Closing Date, in addition to other documents that may be required to be executed and delivered by this Agreement, Debtor shall execute and deliver or cause to be executed and delivered to Title Company or FFCA or debtor, as may be appropriate, such other documents, payments, instruments and certificates, as FFCA may require in form acceptable to FFCA, including, without limitation, the following:

                (1)     Notes;


                                  26

                (2)     Mortgages;
                (3)     Proof of Insurance;
                (4)     Opinion of Counsel to Debtor and Lessee;
                (5) Evidence of satisfactory zoning as shown on the surveys for the Premises;
                (6)     UCC-1 Financing Statements;
                (7)     Environmental Indemnity Agreements;
                (8)     Lease, License Agreement and Memoranda; and
                (9)     Collateral Assignment of License Agreement.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

     10. DEFAULT AND REMEDIES. A. Each of the following shall be deemed an event of default by Debtor (each, an "Event of Default"):

             (1) If any representation or warranty of Debtor set forth in any of the Loan Documents is false in any material respect, or if Debtor renders any statement or account which is false in any material respect.

             (2) If any principal, interest or other monetary sum due under the Notes, the Mortgages or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, FFCA shall not be entitled to exercise its rights and remedies set forth below unless and until FFCA shall have given Debtor notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

             (3) If Debtor fails to observe or perform any of the other covenants (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in Section 10.A (6)), conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or interest in collateral of FFCA in immediate jeopardy, and is within the reasonable power of Debtor to promptly cure after receipt of notice thereof, all as determined by FFCA in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor notice thereof and a period of 30 days shall have elapsed, during which period Debtor may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be corrected or cured within such 30-day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a correction or cure of such failure, then Debtor shall have a reasonable period to correct or cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from FFCA (except if Debtor is diligently pursuing such cure and such cure relates to an


                                    27

        Environmental Condition which could not reasonably be expected to result in any Material Adverse Effect, Debtor may have up to an additional 180 days within which to complete such cure). If Debtor shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

             (4) If Debtor or Lessee becomes insolvent within the meaning of the Code, files or notifies FFCA that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either an involuntary petition under the Code or an involuntary Action that is not dismissed within 90 days after the initiation of such involuntary petition or Action, or is not generally paying its debts as the same become due.

             (5) If there is an "Event of Default" or a breach or default, after the passage of all applicable notice and cure or grace periods, under any other Loan Document, the Lease, any Related Loan Document, any Shoney's Loan Document or any Other Agreement.

             (6) If there is a breach of the Fixed Charge Coverage Ratio requirement and FFCA shall have given Debtor notice thereof and Debtor shall have failed within a period of 30 days from the delivery of such notice to either (i) pay to FFCA the FCCR Amount (without premium or penalty) with respect to such of the Premises (starting with the Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of the Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions in Section 7.B being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises on an individual basis rather than on an aggregate basis with the other Premises) is below 1.25:1 (each, a "Subject Premises"), (ii) prepay the Note or Notes corresponding to the Subject Premises in whole but not in part (without premium or penalty), or (iii) notify FFCA of Debtor's election to substitute a Substitute Premises for each Subject Premises in accordance with the terms of Section 13 (the failure of Debtor to complete such substitution within 60 days after FFCA shall have given the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, "FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note corresponding to a Subject Premises, and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of such Note at the rate of interest set forth therein, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the FCCR Amount, Debtor and FFCA shall execute an amendment to each such Note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such Note and reamortizing the principal amount of such Note in equal monthly


                                     28

        payments over the then remaining term of such Note at the rate of interest set forth therein.

             Notwithstanding the foregoing, to the extent that, in accordance with the provisions of Section 7.B, FFCA shall have elected to amend the Fixed Charge Coverage Ratio requirement, then, in order to prevent an Event of Default from occurring by reason of a breach of such amended Fixed Charge Coverage Ratio requirement, Debtor must either (i) pay to FFCA the Modified FCCR Amount (without premium or penalty) within the aforesaid 30 day period with respect to such of the Premises or Other Premises (starting with the Premises and Other Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises and Other Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of such amended Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions relating to the Fixed Charge Coverage Ratio being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises and Other Premises on an individual basis) is below 1.25:1 (each a "Selected Premises"),
        (ii) prepay the Note, Related Note or Shoney's Note corresponding to the Selected Premises in whole but not in part (without premium or penalty) within the aforesaid 30 day period, or (iii) notify FFCA of Debtor's election to substitute a Substitute Premises for each Selected Premises in accordance with the terms of Section 13 of this Loan Agreement, the applicable Related Loan Agreement or the Shoney's Loan Agreement, as applicable (the failure of Debtor to complete such substitution within 60 days after FFCA shall have given Debtor the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, "Modified FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note, Related Note or Shoney's Note corresponding to a Selected Premises, and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of such note at the rate of interest set forth therein, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises and Other Premises of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the Modified FCCR Amount, Debtor and FFCA shall execute an amendment to each such note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such note and reamortizing the principal amount of such note in equal monthly payments over the then remaining term of such note at the rate of interest set forth therein.

     B. Upon the occurrence of an Event of Default, subject to the limitations set forth in Section 10.A, FFCA may declare all or any part of the obligations of Debtor under the Notes, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Debtor hereby waives notice of intent to accelerate the obligations secured by the Mortgages and notice of acceleration. Thereafter, FFCA may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including, without limitation any one or more of the remedies


                                  29

available under the Notes, the Mortgages or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect FFCA's right to realize upon or enforce any other security now or hereafter held by FFCA, it being agreed that FFCA shall be entitled to enforce this Agreement and any other security now or hereafter held by FFCA in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to FFCA is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to FFCA, or to which FFCA may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by FFCA.

     C. Notwithstanding any provision of this Section 10 to the contrary, in the event of the occurrence of an Event of Default hereunder or under any of the other Loan Documents, and, as a result thereof, FFCA enforces its rights and remedies hereunder or thereunder, including, without limitation, by virtue of its collateral assignment of the Lease, if and to the extent that FFCA recovers an amount in excess of the sum of (i) the outstanding principal balance due under the Notes, together with all accrued and unpaid interest thereon, and (ii) all other sums due and owing FFCA under this Agreement and the other Loan Documents, it will remit to Debtor the amount of any such excess.

     11. ASSIGNMENTS. A. FFCA may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of FFCA's entire right and interest hereunder, FFCA shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of FFCA contained herein.

     B. Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Premises or any of Debtor's rights under this Agreement or permit the sale, assignment or transfer of any membership interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Mortgages. Notwithstanding the foregoing, TPI Properties, Inc., a Tennessee corporation and the holder of 99% membership interest in Debtor, may merge with or into Lessee or any subsidiary or limited liability company which is wholly owned directly or indirectly by Lessee, which subsidiary or limited liability company may in turn merge with or into Lessee subject to the satisfaction of the following conditions precedent:

             (i) such mergers must be consummated within 60 days after the Closing Date;

             (ii) no Event of Default shall have occurred and be continuing at the time of the consummation of such mergers; and


                                 30

             (iii) such mergers must be consistent with and permitted by Debtor's amended and restated operating agreement and specifically shall not result in or constitute a breach of any covenant set forth in such operating agreement.

Debtor shall promptly notify FFCA of the consummation of such merger.

     12. INDEMNITY. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, lenders, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), for, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and court costs, arising as the result of a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement or any other Loan Document. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith.

     13.  SUBSTITUTION.   A.  Subject to fulfillment of the conditions set
forth in this Section 13, Debtor shall have the right to obtain a release of the lien and security interest of the Mortgage encumbering a Premises by substituting a Substitute Premises for such Premises if:

             (i) the Fixed Charge Coverage Ratio for such Premises for the preceding twelve month period (with the definitions in Section 7.B being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each of the replaced Premises on an individual basis) is less than 1:1; provided, however, that Debtor may not substitute, in the aggregate, more than two (2) of the Premises pursuant to the provisions of this subitem
        (i);

             (ii)  the terms of Section 10.A(6) permit such substitution;

             (iii) there is an Environmental Condition affecting such Premises which could reasonably be expected to have any Material Adverse Effect;

             (iv) an Event of Default has occurred under the Mortgage encumbering such Premises which arises solely from a breach of the provisions of Sections 3.04 or 3.07 thereof.

     B. Debtor's right to substitute a Substitute Premises for a Premises pursuant to the preceding Section 13.A shall be subject to the fulfillment of each of the following terms and conditions:

             (i) Debtor shall provide FFCA with notice of its intention to substitute a Substitute Premises. Any notice with respect to a proposed substitution pursuant to the


                                   31

        preceding Section 13.A must be delivered within the applicable time period contemplated by Section 10.A(6).

             (ii)  The closing of each substitution pursuant to the preceding
        Section 13.A shall take place within the applicable time period contemplated by Section 10.A(6). The closing of any other substitution shall take place within 60 days after delivery to FFCA of the substitution notice described in the preceding Section 13.B(i).

             (iii) Debtor must provide for the substitution of a Substitute Premises, and the proposed Substitute Premises must:

                     (1) be a Permitted Concept, in good condition and repair, ordinary wear and tear excepted;

                     (2) have for the twelve month period preceding the date of the closing of such substitution a Fixed Charge Coverage Ratio (with the definitions of Section 7.B being deemed to be modified as applicable to provide for a calculation of the Fixed Charge Coverage Ratio for each of the Premises on an individual basis) at least equal to the greater of the then Fixed Charge Coverage Ratio for the Premises being replaced or the Fixed Charge Coverage Ratio for such Premises as of the Closing;

                     (3) be owned in fee simple by Debtor, free and clear of all liens, restrictions, easements and encumbrances, except such matters as are acceptable to FFCA (the "Substitute Premises Permitted Exceptions");

                     (4) have a fair market value no less than the greater of the then fair market value of the Premises to be replaced or the fair market value of such Premises to be replaced as of the Closing, all as reasonably determined by FFCA's in-house inspectors and underwriters.

             (iv) FFCA shall have inspected and approved the Substitute Premises utilizing FFCA customary site inspection and underwriting approval criteria. Debtor shall have reimbursed FFCA for all of its costs and expenses incurred with respect to such proposed substitution, including, without limitation, FFCA's third-party and/or in-house site inspectors' costs and expenses with respect to the proposed Substitute Premises. Debtor shall be solely responsible for the payment of all costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance and endorsements, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees, the cost of environmental insurance and the attorneys' fees and expenses of counsel to Debtor and FFCA.

             (v) FFCA shall have received a preliminary title report and irrevocable commitment to insure title in the amount of the then outstanding principal balance of the Loan relating to the Premises to be replaced by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in


                                    32

        the jurisdiction where the proposed Substitute Premises is located) for such proposed Substitute Premises issued by Title Company showing good and marketable title in Debtor and committing to insure FFCA's first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions and containing endorsements substantially comparable to those required by FFCA at the Closing. FFCA shall also have received evidence reasonably satisfactory to FFCA that Debtor is, or will be, the owner of all of the Personal Property at the Substitute Premises, and that Lessee is the owner of all of the Lessee Personal Property (except for the personal property described on Exhibit C to this Agreement) on the Substitute Premises, in both instances free and clear of all liens, encumbrances, charges and security interests, except, in the case of the Lessee Personal Property, the landlord's lien and security interest in favor of Debtor created pursuant to the Lease.

             (vi) FFCA shall have received a current ALTA survey of such proposed Substitute Premises, the form of which shall be comparable to those received by FFCA at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding Section 13.B(v) to be deleted, and disclosing no matters other than the Substitute Premises Permitted Exceptions.

             (vii) FFCA shall have received an environmental insurance policy with respect to such proposed Substitute Premises, which environmental insurance policy shall be in form and substance and issued by such environmental insurance company as is acceptable to FFCA in its sole discretion.

             (viii) Debtor shall deliver, or cause to be delivered, with respect to Debtor, Lessee and the Substitute Premises, opinions of Counsel in form and substance comparable to those received at Closing (but also addressing such matters unique to the Substitute Premises as may be reasonably required by FFCA).

             (ix) no Event of Default shall have occurred and be continuing under any of the Loan Documents (other than the Event of Default, if any, which was the basis for the substitution).

             (x) Debtor and Lessee shall have executed such documents as are comparable to the documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by FFCA to address matters unique to the Substitute Premises) or amendments to such documents, including, without limitation, a Mortgage, UCC-1 Financing Statements and an amendment to the Lease and the License Agreement to substitute the Substitute Premises therein for the Premises to be replaced (the "Substitute Documents"), to provide FFCA with a first priority lien on the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions, and all other rights, remedies and benefits with respect to the proposed Substitute Premises which FFCA holds in the Premises to be replaced, all of which documents shall be in form and substance reasonably satisfactory to FFCA.


                                   33

             (xi) the representations and warranties set forth in the Substitute Documents and Section 6 of this Agreement applicable to the proposed Substitute Premises shall be true and correct in all material respects as of the date of substitution, and Debtor shall have delivered to FFCA an officer's certificate certifying to that effect.

             (xii) Debtor shall have delivered to FFCA certificates of insurance and, if requested by FFCA, certified copies or duplicate originals of the insurance policies showing that all insurance required by the Substitute Documents is in full force and effect.

Upon satisfaction of the foregoing conditions with respect to the release of a Premises:

             (a) the proposed Substitute Premises shall be deemed substituted for the Premises to be replaced;

             (b) the Loan Amount for the Substitute Premises shall be the same as for the replaced Premises;

             (c) the Substitute Premises shall be referred to herein as a "Premises" and included within the definition of "Premises" and shall secure the same Obligations (as defined in the Mortgages) as were secured by the Premises that was replaced;

             (d) the Substitute Documents shall be dated as of the date of the substitution;

             (e) FFCA will release, or cause to be released, the lien of the Mortgage, UCC-1 Financing Statements and any other Loan Documents encumbering the replaced Premises; and

             (f) at the closing of the substitution, Debtor shall convey fee simple insurable title to the replaced Premises to a third party other than any of the Related Debtors "as-is" by special or limited warranty deed or quit claim deed subject only to those matters approved in writing by FFCA.

     14.  MISCELLANEOUS PROVISIONS.

             A. NOTICES. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile during regular business hours of recipient or, if not, on the next Business Day, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:


                                  34

                If to Debtor:   Shoney's Properties Group 1, LLC
                                1727 Elm Hill Pike
                                Nashville, Tennessee 37210
                                Attention:      Michael P. Donahoe
                                                Vice President
                                Telephone:      (615) 231-2000
                                Telecopy:       (615) 231-2461

                With copy to:   Richard D. Schafstall, Esq.
                                Senior Vice President and General Counsel
                                SHONEY'S, INC.
                                1727 Elm Hill Pike
                                Nashville, Tennessee 37210
                                Telephone:      (615) 231-2000
                                Telecopy:       (615) 231-2531

                If to FFCA:     Dennis L. Ruben, Esq.
                                Executive Vice President, General Counsel
                                and Secretary
                                FFCA FUNDING CORPORATION
                                17207 North Perimeter Drive
                                Scottsdale, AZ  85255
                                Telephone:      (480) 585-4500
                                Telecopy:       (480) 585-2226

             B. REAL ESTATE COMMISSION. FFCA and Debtor represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement, except for Banc of America Securities LLC which is the obligation of Lessee. FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

             C. WAIVER AND AMENDMENT. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

             D. CAPTIONS; SECTION REFERENCES. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof. References to a particular Section herein shall mean such Section of this Agreement unless specific references is also made to another instrument or agreement.


                                    35

             E. FFCA'S LIABILITY. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by FFCA, that (i) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of FFCA, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (ii) Debtor waives all claims, demands and causes of action against FFCA's officers, directors, employees and agents in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA and
        (iii) Debtor shall look solely to the assets of FFCA for the satisfaction of each and every remedy of Debtor in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA, such exculpation of liability to be absolute and without any exception whatsoever. Subject to the "Carveouts", as hereinafter set forth, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Debtor, that (i) there shall be absolutely no personal liability on the part of the trustees, members, partners, shareholders, officers, directors, employees and agents of Debtor and its successors or assigns, to FFCA with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, and (ii) FFCA waives all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Debtor and its successors or assigns in the event of any breach by Debtor of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Debtor, such exculpation of liability and waiver of claims, however, shall not be applicable and shall be of no force or effect upon the occurrence of any one or more of the following specified circumstances (the "Carveouts"):

                     (i) Any fraud or misrepresentation by Debtor under this Agreement, any of the other Loan Documents, or any of the Other Agreements;

                     (ii) Waste of any of the Premises (which shall be defined to include damage, destruction or disrepair of the Premises caused by a willful act or grossly negligent omission of the Debtor, but to exclude ordinary wear and tear in the absence of gross negligence);

                     (iii) Misapplication of proceeds resulting from a Casualty or Taking (each as defined in the Mortgages); and

                     (iv) The termination or amendment of the Lease in violation of the terms of this Agreement, any of the Mortgages, any of the other Loan Documents or any of the Other Agreements.

             F. SEVERABILITY. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in


                                    36

        full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

             G. CONSTRUCTION GENERALLY. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

             H. OTHER DOCUMENTS. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

             I. ATTORNEYS' FEES. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs of a party shall mean both the fees and costs of independent outside counsel retained by a party with respect to this transaction and the fees and costs of a party's in-house counsel incurred in connection with this transaction.

             J. ENTIRE AGREEMENT. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the Commitment shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms may be inconsistent with or vary from those set forth in the Commitment.

             K. FORUM SELECTION; JURISDICTION; VENUE; CHOICE OF LAW. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, this Agreement was signed and delivered by FFCA and Debtor in the State of Arizona, all payments under the Notes will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the non-exclusive jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and


                                   37

        agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply as required. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the states in which any of the Premises are located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

             L. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

             M. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

             N. SURVIVAL. Except for the conditions of Closing set forth in Section 9, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

             O. WAIVER OF JURY TRIAL AND PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES. EACH OF DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY IT AGAINST THE OTHER PARTY OR SUCH OTHER PARTY'S SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY EACH OF THE PARTIES HERETO OF ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, EACH OF FFCA AND DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF SUCH OTHER PARTY'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY SUCH PARTY AGAINST THE OTHER PARTY OR ANY OF SUCH OTHER PARTY'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR


                                    38

        ANY OF THEIR RESPECTIVE SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY EACH OF DEBTOR AND FFCA OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

             P. TRANSFERS, PARTICIPATIONS AND SECURITIZATIONS. (1) A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time, complete a Transfer, Participation or Securitization with respect to any Note, Mortgage and/or any of the other Loan Documents or any or all servicing rights with respect thereto.

             (2) Debtor agrees to cooperate in good faith with FFCA in connection with any such Transfer, Participation and/or Securitization of any Note, Mortgage and/or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Debtor and Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, Debtor and Lessee shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not change any of the economic terms or provisions of the Loan Documents or have any material adverse effect upon Debtor, Lessee or the transactions contemplated by the Loan Documents.

             (3) Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises or the financial condition of Debtor and Lessee to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable. FFCA and Debtor (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section; provided, however, FFCA shall be responsible for the preparation of any amendments contemplated by clause (ii) of subsection (2) immediately above.

             (4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents:


                                     39

                     (a) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization, Participation or Transfer;

                     (b) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which has been included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which has been included in any other Loan Pool;

                     (c)  the Loan Documents and Other Agreements
                corresponding to the loans in any Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does not correspond to a loan in such Loan Pool; and

                     (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does correspond to a loan in such Loan Pool.





                                    40


     IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.

                                   FFCA:

                                   FFCA FUNDING CORPORATION, a
                                   Delaware corporation


                                   By /s/ Gregg Seibert
                                     --------------------------------------
                                      Gregg Seibert
                                      Its:  President and Managing Partner


                                   DEBTOR:

                                   SHONEY'S PROPERTIES GROUP 1, LLC,
                                   a Delaware limited liability company

                                   By:  TPI Properties, Inc., a Tennessee
                                        corporation, its managing member


                                   By: /s/ Michael P. Donahoe
                                      -------------------------------------
                                      Michael P. Donahoe, Vice President






                                    41

STATE OF ARIZONA     )
                     ) SS.
COUNTY OF MARICOPA   )


     The foregoing instrument was acknowledged before me on September
1st, 2000 by Gregg Seibert, President and Managing Partner of FFCA FUNDING CORPORATION, a Delaware corporation, on behalf of the corporation.

                                         /s/
                                         ----------------------------------
                                         Notary Public
My Commission Expires:





STATE OF ARIZONA     )
                     ) SS.
COUNTY OF MARICOPA   )


     The foregoing instrument was acknowledged before me on September
1st, 2000 by Michael P. Donahoe, Vice President of TPI Properties, Inc., a Tennessee corporation, managing member of SHONEY'S PROPERTIES GROUP 1, LLC, a Delaware limited liability company, on behalf of the corporation and limited liability company.

                                         /s/
                                         ----------------------------------
                                         Notary Public
My Commission Expires:



             EXHIBITS AND SCHEDULES OMITTED DUE TO IMMATERIALITY.